EXHIBIT 12 - STATEMENT  RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
 (UNAUDITED)
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                                Three Months Ended              Fiscal Year Ended
                                April 29,  May 1,  January 29 January 30 January 31  February 1  February 3
                                  2000      1999     2000        1999       1998        1997        1996 *

Consolidated pretax income       $74,525  $107,975  $283,949  $219,084    $410,035   $378,761    $269,653    378 $    269,653
Fixed charges (less capitalized
interest)                         64,253    67,994   261,638   219,341     147,466    139,188     139,666

EARNINGS                        $138,778  $175,969  $545,587  $438,425    $557,501   $517,949    $409,319


Interest                        $ 58,726  $ 62,717  $236,566  $196,680    $129,237   $120,599    $120,054
Capitalized interest               1,222       339     5,177     3,050       3,644      4,420       3,567
Interest factor in rent expense    5,527     5,277    25,072    22,661      18,229     18,589      19,612

FIXED CHARGES                   $ 65,475  $ 68,333  $266,815  $222,391    $151,110   $143,608    $143,233


Ratio of earnings to
 fixed charges                      2.12      2.58      2.04      1.97        3.69       3.61        2.86

 * 53 Weeks
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